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                                                                    Exhibit 10.2



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                        INVESTORS STOCKHOLDERS' AGREEMENT

                                  by and among

                                  TRITEL, INC.,

                     WASHINGTON NATIONAL INSURANCE COMPANY,
                   UNITED PRESIDENTIAL LIFE INSURANCE COMPANY,
              DRESDNER KLEINWORT BENSON PRIVATE EQUITY PARTNERS LP,
                       TORONTO DOMINION INVESTMENTS, INC.,
                          ENTERGY WIRELESS CORPORATION,
                      GENERAL ELECTRIC CAPITAL CORPORATION,
                                TRIUNE PCS, LLC,
                         FCA VENTURE PARTNERS II, L.P.,
                             CLAYTON ASSOCIATES LLC,
                                TRILLIUM PCS, LLC
                           AIRWAVE COMMUNICATIONS, LLC
                                DIGITAL PCS, LLC

                                       and

                          THE STOCKHOLDERS NAMED HEREIN

                           dated as of January 7, 1999

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                                TABLE OF CONTENTS

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1.       Certain Definitions..............................................2

2.       Management of Company; Certain Voting Requirements...............2
         2.1.     Board of Directors......................................2
         2.2.     Removal; Filling of Vacancies...........................3
         2.3.     Election of Initial Board of Directors..................3
         2.4.     Board Committees........................................3
         2.5.     Reduction of Unfunded Commitment........................3

3.       Transfers of Shares..............................................4
         3.1.     General.................................................4
         3.2.     Right of First Offer....................................4
         3.3.     Tag Along Rights........................................5
         3.4.     Drag-Along Rights.......................................7

4.       Unfunded Commitment; Additional Capital Contributions............8

5.       Purchase Rights.................................................10
         5.1.     Right to Exercise Purchase Rights......................10

6.       After-Acquired Shares; Recapitalization.........................10
         6.1.     After-Acquired Shares; Recapitalization................10

7.       Equitable Relief................................................10
         7.1.     Equitable Relief.......................................10

8. Miscellaneous.........................................................11
         8.1.     Notices................................................11
         8.2.     Entire Agreement; Amendment; Consents..................11
         8.3.     Term...................................................11
         8.4.     Obligations Several....................................11
         8.5.     Governing Law..........................................11
         8.6.     Jurisdiction...........................................11
         8.7.     Benefit and Binding Effect; Severability...............12
         8.8.     Headings...............................................12
         8.9.     Counterparts...........................................12

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Schedules

Schedule I            Cash Equity Investors
Schedule II           Stock Ownership
Schedule III          Initial Director Nominees



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                        INVESTORS STOCKHOLDERS' AGREEMENT

         STOCKHOLDERS' AGREEMENT, dated as of January 7, 1999 (this "Agreement"), by and among, MERCURY PCS CORPORATION, a Delaware corporation (the "Company"), WASHINGTON NATIONAL INSURANCE COMPANY, an Illinois corporation ("WNIC"), UNITED PRESIDENTIAL LIFE INSURANCE COMPANY, an Indiana corporation ("Presidential"; WNIC and Presidential are hereinafter referred to collectively as "Conseco"), DRESDNER KLEINWORT BENSON PRIVATE EQUITY PARTNERS LP, a Delaware limited partnership ("Dresdner"), TORONTO DOMINION INVESTMENTS, INC., a Delaware corporation ("TD"), ENTERGY WIRELESS CORPORATION, a Delaware corporation ("Entergy"), GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GE Capital"), TRIUNE PCS, LLC, a Delaware limited liability company ("Triune"), FCA VENTURE PARTNERS II, L.P., a Delaware limited partnership ("FCA"), CLAYTON ASSOCIATES LLC, a Tennessee limited liability company ("Clayton"), TRILLIUM PCS, LLC., a Mississippi limited liability company ("Trillium"), AIRWAVE COMMUNICATIONS, LLC, a Mississippi limited liability company ("Airwave"), DIGITAL PCS, LLC, a Mississippi limited liability company ("Digital"), THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.), a Michigan corporation ("MF"), (individually, each a "Cash Equity Investor" and, collectively with Conseco, Dresdner, TD, Entergy, GE Capital, Triune, FCA and Clayton, Trillium, Airwave, Digital, MF and any of their respective Affiliated Successors who become a Stockholder and a party to this Agreement in accordance with the terms hereof, the "Cash Equity Investors"). Each of the foregoing Cash Equity Investors are sometimes referred to herein, individually, as a "Stockholder" and, collectively, as the "Stockholders."

                                    RECITALS

         WHEREAS, the Cash Equity Investors, the Company and the other Stockholders named therein are party to that certain Stockholders Agreement, dated the date hereof (as amended from time to time, in accordance with its terms, the "Company Stockholder Agreement") pursuant to which the Cash Equity Investors and the other parties thereto have agreed to provide for the management of the Company and to impose certain restrictions with respect to the sale, transfer or other disposition of Company Stock on the terms set forth therein; and

         WHEREAS, each Stockholder is the registered owner of the respective shares of Common Stock of the Company (the "Common Stock") and Series C Preferred Stock set forth opposite its name on Schedule II; and

         WHEREAS, the parties hereto desire to enter into this Agreement in order to impose certain further restrictions with respect to the sale, transfer or other disposition of Company Stock and to provide for certain rights with respect to the management of the Company on the terms and conditions hereinafter set forth;
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         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:


         1. Certain Definitions.

         Capitalized terms not otherwise defined herein shall have the meanings set forth in the Company Stockholder Agreement.

         Each definition or pronoun herein shall be deemed to refer to the singular, plural, masculine, feminine or neuter as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

         2. Management of Company; Certain Voting Requirements.

         2.1. Board of Directors. (a) Each of the Cash Equity Investors hereby agrees, so long as such Stockholder continues to hold any shares of Series C Preferred Stock or Common Stock, in exercising its rights under Section 3 of the Company Stockholder Agreement, that it will vote or cause to be voted all of the shares of its Series C Preferred Stock or Common Stock owned or held of record by it (whether now owned or hereafter acquired), in person or by proxy, to cause the selection of directors, the election of directors and thereafter the continuation in office of the following persons as members of the Board of Directors as follows:

              (i) one (1) individual to be designated by Conseco (or its Affiliated Successors) (the "Conseco Designee") who shall initially be Andrew Hubregsen;

              (ii) one (1) individual to be designated by Dresdner (or its Affiliated Successors) (the "Dresdner Designee") who shall initially be Alex P. Coleman;

              (iii) one (1) individual to be designated by Entergy (or its Affiliated Successors) (the "Entergy Designee") who shall initially be Gary S. Fuqua; and

              (iv) with respect to any individual selected pursuant to Section 3.1(d) of the Company Stockholder Agreement, such individual shall be deemed acceptable to holders of a "Majority in Interest of the Class A Voting Stock Beneficially Owned by the Cash Equity Investors" in accordance with such Section 3.1(d) only in the event such individual has been approved by "Two-Thirds in Interest of the Cash Equity Investors" (as defined below).

         (b) Any nomination or designation of directors and the acceptance thereof pursuant to this Section 2.1 shall be evidenced in writing.

         (c) If the right of the Cash Equity Investors to nominate directors under the Company Stockholder Agreement is reduced to the right to nominate one director pursuant to Section

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12.3(c) therein, such right shall be exercisable by Two-Thirds In Interest of the Cash Equity Investors.

         (d) For purposes of this Agreement, "Two-Thirds in Interest of the Cash Equity Investors" shall mean the Cash Equity Investors owning two-thirds of the outstanding shares of Common Stock and/or Series C Preferred Stock (on an as-converted basis) held by all Cash Equity Investors.

         2.2. Removal; Filling of Vacancies. Except as set forth in Section 2.1, each Cash Equity Investor agrees it will not vote any shares of Series C Preferred Stock and/or Common Stock owned or controlled by such Cash Equity Investor for the removal without cause of any director designated by any other Cash Equity Investor in accordance with Section 2.1, except at the request of such other Cash Equity Investor. Any successor director to the director designated by Conseco, Dresdner or Entergy (a "Designating CEI") shall be designated by the applicable Designating CEI, provided, however, in the event
(i) that the aggregate number of shares of Series C Preferred Stock and/or Common Stock (on an as-converted basis) owned or controlled by such Designating CEI or its Affiliated Successors is less than fifty percent of the Series C Preferred Stock and/or Common Stock (on an as-converted basis) owned or controlled by such Designating CEI on the date hereof (after adjustment for stock dividends, splits, combinations and the like) or (ii) on any date of determination, such Designating CEI has sold, transferred or otherwise disposed of one-third or more of the shares of Series C Preferred Stock and/or Common Stock owned or controlled by such Designating CEI on the date hereof and as a result of such sale, transfer or other dispositions the CEI Ownership Percentage (as defined below) of such Designating CEI is not one of the three highest CEI Ownership Percentages, the successor director shall be selected by Two-Thirds in Interest of the Cash Equity Investors. For purposes of this Agreement, "CEI Ownership Percentage" shall mean the percentage obtained by dividing the number of shares of Common Stock and/or Series C Preferred Stock (on an as-converted basis) held by the applicable Cash Equity Investor and its Affiliated Successors by the total number of shares of Common Stock and/or Series C Preferred Stock held by all Cash Equity Investors. Notwithstanding the foregoing, if a Designating CEI defaults on its Unfunded Commitment, the Cash Equity Investor who has the largest CEI Ownership Percentage of the Cash Equity Investors other than the Designating CEI's after giving effect to such defaults shall become a Designating CEI for purposes of Section 2.1(a) and this Section 2.2.

         2.3. Election of Initial Board of Directors. The Cash Equity Investors hereby consent to the nomination of the persons designated on Schedule III hereto to be directors of the Company pursuant to the Company Stockholder Agreement.

         2.4. Board Committees. The initial member of the executive committee of the Board of Directors appointed in accordance with Section 3.1(a) of the Company Stockholder Agreement shall be an individual nominated by Conseco provided, however, in the event Two-Thirds in Interest of the Cash Equity Investors elect to replace such member, such member shall be an individual nominated by Two-Thirds in Interest of the Cash Equity Investors. If the Cash


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Equity Investors have the right to appoint a member of any other committee of the Board of Directors, such member shall be selected by Two-Thirds in Interest of the Cash Equity Investors.

         2.5. Reduction of Unfunded Commitment. In connection with a proposed initial public offering of the Company's Common Stock, the Cash Equity Investors may request that the Company reduce the Unfunded Commitment of the Cash Equity Investors upon the divestiture to the Company of a number of shares of Company Stock having a value (based upon the initial public offering price of the Common Stock) equal to the amount by which the Unfunded Commitment is to be reduced; provided, that such proposal has been approved by Two-Thirds in Interest of the Cash Equity Investors and AT&T Wireless PCS Inc.

         3. Transfers of Shares.

         3.1. General. Each Stockholder agrees that it shall not, directly or indirectly, Transfer Company Stock held by such Stockholder as of the date hereof or which may hereafter be acquired by such Stockholder except in accordance with the Company Stockholder Agreement and as set forth in this
Article 3. Each Stockholder further agrees that it shall not, directly or indirectly, Transfer Company Stock held by such Stockholder as of the date hereof or which may hereafter be acquired by such Stockholder to a Disallowed Transferee (as such term is defined in that certain Network Membership License Agreement, dated the date hereof, between AT&T Corp. and the Company) except in connection with a sale of capital stock of the Company held by the parties hereto holding 66% of the shares of the Common Stock of the Company on a fully-diluted basis (assuming conversion of all Company Stock which is convertible into Common Stock, such fully diluted Common Stock referred to herein as "Common Stock Owned") owned by such parties at the time of the proposed sale. Each Stockholder agrees to cause each of its Affiliated Successors to become a party to and become bound by this Agreement (and shall thereby become a Stockholder for all purposes of this Agreement) prior to any transfer of Company Stock.

         3.2. Right of First Offer. (a) If a Cash Equity Investor (each a "CEI Seller") desires to Transfer any or all of its shares of Company Stock (collectively, the "Offered Shares"), other than a Transfer to an Affiliate or an Affiliated Successor, such CEI Seller shall give written notice (the "CEI Offer Notice") to each Cash Equity Investor. Each CEI Offer Notice shall describe in reasonable detail the number of shares of each class of Offered Shares, the cash purchase price requested and all other material terms and conditions of the proposed Transfer. The CEI Offer Notice shall constitute an irrevocable offer (a "First Offer") to sell all (but not less than all) of the Offered Shares to the Cash Equity Investors (in the aggregate) at a cash price equal to the price contained in such CEI Offer Notice and upon the same terms as the terms contained in such Offer Notice. The Cash Equity Investors shall have the irrevocable right and option exercisable as provided below, but not the obligations, to accept the First Offer as to the Offered Shares.

         (b) If the Cash Equity Investors have a right of First Offer pursuant to clause (a) Cash Equity Investors shall exercise their right of First Offer by giving a Purchase Notice to the CEI

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Seller, the other Cash Equity Investors and the Company not later than twenty-five (25) days (the "Cash Equity First Offer Period") after the date of the Offer Notice. If the Cash Equity Investors notify the Seller of their desire to purchase less than all of the Offered Shares, the Company shall deliver notice to all Cash Equity Investors who have notified the CEI Seller and the Company of their desire to purchase Offered Shares (the "Purchasing Cash Equity Investors") within twenty-nine (29) days after the Offer Notice, and the Purchasing Cash Equity Investors shall have the right to purchase any excess Offered Shares which other Cash Equity Investors do not desire to purchase by written notice to the Seller and the Company so that each Purchasing Cash Equity Investor shall have the right to acquire the proportion of such excess Offered Shares as the number of shares of Company Stock owned by such Purchasing Cash Equity Investor bears to the total number of shares of Company Stock owned by all Purchasing Cash Equity Investors; provided that the CEI Seller will not be obligated to sell any Offered Shares to the Purchasing Cash Equity Investors unless the Purchasing Cash Equity Investors in the aggregate, agree to purchase all (but not less than all) of the Offered Shares.

         (c) The purchase of the Offered Shares by the Purchasing Cash Equity Investors shall be closed at the principal executive offices of the Company on a date specified by the Purchasing Cash Equity Investors at least five (5) business days' notice, that is within thirty (30) days after the expiration of the Cash Equity First Offer Period; provided, however, that if such purchase is subject to the consent of the FCC or any public service or public utilities commission, the purchase of the Offered Shares shall be closed on the first business day after all such consents shall have been obtained by Final Order. The purchase price of any Offered Shares Transferred pursuant to this Section
3.2 shall be payable in cash by certified bank check or by wire transfer of immediately available funds.

         3.3. Tag Along Rights.

         (a) No Stockholder shall, directly or indirectly, Transfer, in any single transaction or series or related transactions to one or more Persons who are not Affiliates or Affiliated Successors of such Stockholder (a "CEI Inclusion Event Purchaser") shares of any class of Inclusion Stock in circumstances in which, after giving effect to such Transfer, whether acting alone or in concert with any other Stockholder (such parties referred to herein as "Selling Stockholders") would result in such Selling Stockholder(s) Transferring, (x) ten percent (10%) or more of the outstanding shares of Inclusion Stock Beneficially Owned by such Selling Stockholder to a Person who is a party, or an Affiliated Successor of a party, to the Company Stockholder Agreement or (y) ten percent (10%) or more of the outstanding shares of Inclusion Stock outstanding on the date of such proposed Transfer on a fully diluted basis to a Person who is not a party, or an Affiliated Successor to a party, to the Company Stockholder Agreement, but, in either case, not more than twenty-five percent (25%) of the outstanding shares of Inclusion Stock outstanding on the date of such proposed Transfer on a fully diluted basis (a "Tag Along Event"), unless the terms and conditions of such sale to such CEI Inclusion Event Purchaser shall include an offer to the Cash Equity Investors other than the Selling Stockholder (each, a "Tag Along Offeree") to Transfer to such CEI Inclusion Event Purchasers up to that number of shares of any class of Inclusion Stock then Beneficially Owned by each Tag Along Offeree that bears


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the same proportion to the total number of shares of Inclusion Stock at that time Beneficially Owned (without duplication) by each such Tag Along Offeree as the number of shares of Inclusion Stock being Transferred by the Selling Stockholders (including shares of Inclusion Stock theretofore Transferred if in any applicable series of related transactions) bears to the total number of shares of Inclusion Stock at the time Beneficially Owned (without duplication) by the Selling Stockholders (including shares of Inclusion Stock theretofore Transferred if in any applicable series of related transactions). If the Selling Stockholders receive a bona fide offer from an Inclusion Event Purchaser to purchase shares of Inclusion Stock in circumstances in which, after giving effect to such sale would result in a Tag Along Event, and which offer such Selling Stockholders wish to accept, the Selling Stockholders shall then cause the Inclusion Event Purchaser's offer to be reduced to writing (which writing shall include an offer to purchase shares of Inclusion Stock from each Tag Along Offeree according to the terms and conditions set forth in this Section 3.3) and the Selling Stockholders shall send written notice of the CEI Inclusion Event Purchaser's offer (the "Tag Along Notice") to each Tag Along Offeree, which Tag Along Notice shall specify (i) the names of the Selling Stockholders, (ii) the names and addresses of the proposed acquiring Person, (iii) the amount of shares proposed to be Transferred and the price, form of consideration and other terms and conditions of such Transfer (including, if in a series of related transactions, such information with respect to shares of Inclusion Stock theretofore Transferred), (iv) that the acquiring Person has been informed of the rights provided for in this Section 3.3 and has agreed to purchase shares of Inclusion Stock in accordance with the terms hereof, and (v) the date by which each other Selling Stockholder may exercise its respective rights contained in this Section 3.3, which date shall not be less than thirty (30) days after the giving of the Tag Along Notice. The Tag Along Notice shall be accompanied by a true and correct copy of the CEI Inclusion Event Purchaser's offer. At any time within thirty (30) days after receipt of the Tag Along Notice, each Tag Along Offeree may accept the offer included in the Tag Along Notice for up to such number of shares of Inclusion Stock as is determined in accordance with this
Section 3.3, by furnishing written notice of such acceptance to each Selling Stockholder, and delivering, to an escrow agent (which shall be a bank or a law or accounting firm designated by the Company), on behalf of the Selling Stockholders, the certificate or certificates representing the shares of Inclusion Stock to be sold pursuant to such offer by each Tag Along Offeree, duly endorsed in blank, together with a limited power-of-attorney authorizing the escrow agent, on behalf of the Tag Along Offeree, to sell the shares to be sold pursuant to the terms of such CEI Inclusion Event Purchaser's offer.

         In the event that the CEI Inclusion Event Purchaser does not agree to purchase all of the shares of Inclusion Stock proposed to be sold by the Selling Stockholders and the Tag Along Offerees, then each Selling Stockholder and Tag Along Offeree shall have the right to sell to the CEI Inclusion Event Purchaser that number of shares of Inclusion Stock as shall be equal to (x) the number of shares of Inclusion Stock which the Inclusion Event Purchaser has agreed to purchase times (y) a fraction, the numerator of which is the number of shares of Inclusion Stock Beneficially Owned (without duplication) by such Selling Stockholder or Tag Along Offeree and the denominator of which is the aggregate number of shares of Inclusion Stock Beneficially Owned (without duplication) by all Selling Stockholders and Tag Along Offerees. If any Tag Along Offeree desires to sell less than its proportionate amount of shares of Inclusion Stock that

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it is entitled to sell pursuant to this Section 3.3, then the Selling
Stockholders and the remaining Tag Along Offerees shall have the right to sell to the CEI Inclusion Event Purchaser an additional amount of shares of Inclusion Stock as shall be equal to (x) the number of shares of Inclusion Stock not being sold by any such Inclusion Event Purchasers times (y) a fraction, the numerator of which is the number of shares of Inclusion Stock owned such Selling Stockholder or remaining Tag Along Offeree and the denominator of which is the aggregate number of shares of Inclusion Stock Beneficially Owned (without duplication) by all Selling Stockholders and remaining Tag Along Offerees. Such process shall be repeated in series until all of the remaining Tag Along Offerees agree to sell their remaining proportionate number of shares of Inclusion Stock.

         (b) The purchase from each Tag Along Offeree pursuant to this Section
3.3 shall be on the same terms and conditions, including the price per share received by the Selling Stockholders and stated in the Tag Along Notice provided to each Tag Along Offeree. In the event that the Inclusion Stock is Common Stock, all Tag Along Offerees shall be required, as a condition of participating in such transaction, to Transfer Common Stock to the CEI Inclusion Event Purchaser. In the event that the Tag Along Offerees elect to sell their pro rata share of Series C Preferred Stock or Common Stock pursuant to this Section 3.3 the CEI Inclusion Event Purchaser shall be required to purchase both Series C Preferred Stock and Common Stock, the purchase price allocable to holders of Series C Preferred Stock, on the one hand, and to holders of Common Stock, on the other hand, shall be determined by an independent committee of the Board of Directors selected from among those directors who were not designated by any Selling Stockholders or Tag Along Offerees, it being understood that the directors selected pursuant to Section 2.1(c) shall be deemed independent for such purposes.

         (c) Simultaneously with the consummation of the sale of the shares of Inclusion Stock of the Selling Stockholders and each Tag Along Offeree to the CEI Inclusion Event Purchaser pursuant to the Inclusion Event Purchaser's offer, the Selling Stockholders shall notify each Tag Along Offeree and shall cause the Inclusion Event Purchaser to remit to each Tag Along Offeree the total sales price of the shares of Inclusion Stock by each Tag Along Offeree sold pursuant thereto and shall furnish such other evidence of the completion and time of completion of such sale and the terms thereof as may be reasonably requested by each Tag Along Offeree.

         (d) If within thirty (30) days after receipt of the Tag Along Notice, Tag Along Offeree has not accepted the offer contained in the Tag Along Notice, such Tag Along Offeree shall be deemed to have waived any and all rights with respect to the sale described in the Tag Along Notice (but not with respect to any subsequent sale, to the extent this Section 3.3 is applicable to such subsequent sale) and the Selling Stockholders shall have sixty (60) days in which to sell not more than the number of shares of Inclusion Stock described in the Tag Along Notice, on terms not more favorable to the Selling Stockholders than were set forth in the Tag Along Notice; provided, however, that if such purchase is subject to the consent of the FCC or any public service or public utilities commission, the purchase of the Offered Shares shall be closed on the first business day after all such consents shall have been obtained by Final Order.


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         3.4. Drag-Along Rights. (a) If at any time, (i) any two Cash Equity
Investors, each holding Series C Preferred Stock and Common Stock with a purchase price of no less than $20 million (a "Twenty Million Investor") at the time of the proposed sale or (ii) holders of 50% or more of the Common Stock Owned by the Cash Equity Investors at the time of the proposed sale, provided that so long as any Twenty Million Investor exists, at least one Twenty Million Investor is included in such group of Cash Equity Investors, proposes in a single transaction or series of transactions to Transfer Company Stock, (each member of the group, a "Selling Investor"), in a bona fide arm's-length transaction to a third party in which the same price per share shall be payable in respect of all shares of any class of the Common Stock Owned, then, upon the written request of such Selling Investors, each other Cash Equity Investor shall be obligated to, and shall, if so requested by such third party (a) sell, transfer and deliver or cause to be sold, transferred and delivered to such third party, up to all shares of Common Stock Owned by them at the same price per share (irrespective of class) and on the same terms as are applicable to the Selling Investors, and (b) if approval of the transaction is required of the stockholders of the Company, vote his, her or its shares of Series C Preferred Stock and Common Stock in favor thereof and, in the event such sale or transfer is in connection with a merger or consolidation, each Cash Equity Investor shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation.

         (b) The obligation of each Cash Equity Investor to sell shares of capital stock pursuant to clause (a) shall be conditioned upon the following:
(i) the maximum liability with respect to indemnification granted by each selling Cash Equity Investor to the purchaser in such sale shall not exceed the proceeds of the sale to such Cash Equity Investor, (ii) any such liability with respect to indemnification shall be a several (and not joint and several) obligation of each selling Cash Equity Investor and (iii) the value of the consideration received by each Cash Equity Investor pursuant to such sale shall be equal to or greater than the purchase price of such Cash Equity Investor's Company Stock included in the transaction plus a return of twenty percent, compounded annually.

         4. Unfunded Commitment; Additional Capital Contributions. (a) In the event any Cash Equity Investor (a "Defaulting Cash Equity Investor") fails to satisfy any portion of its Unfunded Commitment pursuant to Section 2.2 of the Securities Purchase Agreement (a "Payment Default"), the Company shall give prompt written notice, but no later than one (1) business day following such default (a "Default Notice"), to each Cash Equity Investor other than the Defaulting Cash Equity Investor (each a "Non-Defaulting Cash Equity Investor") of the amount of such Payment Default (the "Default Amount"). In the event the Defaulting Cash Equity Investor has failed to cure such Payment Default, within five (5) days of the Payment Default, each Non-Defaulting Cash Equity Investor may, acting on its own or in conjunction with one or more of the other Non-Defaulting Cash Equity Investors (each a "Participating Cash Equity Investor"), agree to fund all or any portion of such Payment Default by providing written notice to the Company (a "Payment Notice") no later than 12:00 Noon (New York time) twenty (20) days following the date on which the Default Notice is delivered (the "Notice Period") and the Company shall thereafter provide each Participating Cash Equity Investor with copies of such Payment Notice or Payment Notices; provided, however, that if the aggregate amount


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agreed to be funded by the Participating Cash Equity Investors shall exceed the
Payment Default, then the amount to be funded by each such Participating Cash Equity Investor shall be divided amongst the Participating Cash Equity Investors pro rata in accordance with the shares of Common Stock Owned by the Participating Cash Equity Investors; provided, further, however, that if the aggregate amount agreed to be funded by the Participating Cash Equity Investors shall be less than the Payment Default (a "Payment Default Shortfall"), the Company shall give prompt written notice, but no later than one (1) business day following the end of the Payment Notice Period, of such Payment Default Shortfall (a "Payment Default Shortfall Notice") to all Non-Defaulting Cash Equity Investors and all such Non-Defaulting Cash Equity Investors may agree to fund the Payment Default Shortfall by providing written notice to the Company within five (5) days of delivery of the Payment Notice and payment shall be made in accordance with the preceding two provisos.

         (b) In the event any Cash Equity Investor (a "Defaulting Ericsson Investor") fails to pay any amount due and payable pursuant to the Ericsson Documents (as defined in the Securities Purchase Agreement) (a "Ericsson Payment Default"), the Company shall give prompt written notice, but no later than one
(1) business day following such default (a "Ericsson Default Notice"), to each Cash Equity Investor other than the Defaulting Ericsson Investor (each a "Non-Defaulting Party") of the amount of such Ericsson Payment Default (the "Ericsson Default Amount"). In the event the Defaulting Ericsson Investor has failed to cure such Ericsson Payment Default, within two (2) days of the Ericsson Payment Default, each Non-Defaulting Party may, acting on its own or in conjunction with one or more of the other Non-Defaulting Parties (each a "Participating Party"), agree to fund all or any portion of such Ericsson Payment Default by providing written notice to the Company (a "Ericsson Payment Notice") and funding such Ericsson Default Amount to Ericsson ("Ericsson") no later than 12:00 Noon (New York time) four (4) days following the date on which the Ericsson Default Notice is delivered (the "Ericsson Payment Notice Period") and the Company shall thereafter provide each Participating Party with copies of such Ericsson Payment Notice or Ericsson Payment Notices; provided, however, that if the aggregate amount agreed to be funded by the Participating Parties shall exceed the Ericsson Payment Default, then the amount to be funded by each such Participating Party shall be divided amongst the Participating Parties pro rata in accordance with the shares of Common Stock Owned by the Participating Parties; provided, further, however, that if the aggregate amount agreed to be funded by the Participating Parties shall be less than the Ericsson Payment Default (a "Ericsson Default Shortfall"), the Company shall give prompt written notice, but no later than one (1) business day following the end of the Ericsson Payment Notice Period, of such Ericsson Payment Default Shortfall (a "Ericsson Payment Default Shortfall Notice") to AT&T Wireless PCS, Inc. ("AT&T") and AT&T may fund the Ericsson Payment Default Shortfall by providing written notice to the Company and funding such Ericsson Default Shortfall to Ericsson within two
(2) days of delivery of the Ericsson Payment Default Shortfall Notice.

         (c) Upon payment of the Default Amount (or any portion thereof), each Participating Cash Equity Investor (i) shall be deemed to be the record and beneficial owner of that number of shares of Common Stock Owned by the Defaulting Cash Equity Investor equal to the total number of shares of Common Stock acquired in respect of such Defaulting Cash Equity Investor's Commitment pursuant to the Securities Purchase Agreement multiplied by a fraction the numerator of which is the amount equal to the amount paid by such Participating Cash Equity Investor pursuant to this Section 4 and the denominator of which is the Default Amount, and (ii) shall become obligated to the Company pursuant to Section 2.2 of the Securities Purchase Agreement with respect to the remaining Unfunded Commitment, if any, of the Defaulting Cash Equity Investor in an amount equal to the product of the amount of such remaining Unfunded Commitment multiplied by the percentage of the Unfunded Commitment the Defaulting Cash Equity Investor failed to satisfy which such Participating Cash Equity Investor funded pursuant to this Section 4.

         (d) Upon payment of the Ericsson Default Amount (or any portion thereof), each Participating Party and/or AT&T (if applicable) shall be deemed to be the record and beneficial owner of that number of shares of Common Stock Owned by the Defaulting Ericsson Investor equal to the aggregate number of shares of Common Stock Owned by the Defaulting Ericsson Investor and subject to a pledge to Ericsson pursuant to the Ericsson Documents multiplied by a fraction, the numerator of which is the amount paid by such Participating Party, or AT&T, as applicable, pursuant to this Section 4, and the denominator of which is the Ericsson Default Amount.

         5. Purchase Rights.

         5.1. Right to Exercise Purchase Rights. If Equity Securities are issued by the Company pursuant to Section 7.2 of the Company Stockholder Agreement, then, notwithstanding the notice provisions in Section 7.2 of the Company Stockholder Agreement, each Cash Equity Investor may exercise such Purchase Right, in whole or in part, on the terms and conditions and for the purchase price set forth in the Issuance Notice, by giving to the Company notice to such effect, within twenty-five (25) days after the giving of the Issuance Notice pursuant to the Company Stockholder Agreement. If Cash Equity Investors give notice to exercise Purchase Rights (each, a "Purchase Right Cash Equity Investor") with respect to less than the entire percentage of Equity Securities proposed to be offered, issued, sold or otherwise disposed of equal to the number of shares of Common Stock then Beneficially Owned by all Cash Equity Investors divided by the aggregate number of shares of Common Stock outstanding immediately prior to such offer, issuance, sale or disposition of Equity Securities (the "Purchase Right Shares"), then the Purchase Right Cash Equity Investors shall have the right by written notice to the Company within twenty-nine (29) days after the giving of the Issuance Notice to acquire the excess Purchase Right Shares in such proportion as such excess Purchase Right Shares bears to the number of shares of Common Stock Owned by such Purchase Right Cash Equity Investor immediately prior to such offer of Equity Securities by the Company.

         6. After-Acquired Shares; Recapitalization.

         6.1. After-Acquired Shares; Recapitalization. (a) All of the provisions of this Agreement shall apply to all of the shares of Equity Securities now owned or hereafter issued or transferred to a Stockholder or to his, her or its Affiliates in consequence of any additional issuance, purchase, exchange or reclassification of shares of Equity Securities, corporate reorganization, or any other form of recapitalization, or consolidation, or merger, or share split, or share dividend, or which are acquired by a Stockholder or its Affiliate in any other manner.

         (b) Whenever the number of outstanding shares of Equity Securities is changed by reason of a stock dividend or a subdivision or combination of shares effected by a reclassification of shares, each specified number of shares referred to in this Agreement shall be adjusted accordingly.

         7. Equitable Relief.

         7.1. Equitable Relief. The parties hereto agree and declare that legal remedies may be inadequate to enforce the provisions of this Agreement and that, in addition to being entitled to exercise all of the rights provided herein or in the Restated Certificate or granted by law, including recovery of damages, equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

         8. Miscellaneous.

         8.1. Notices. All notices or other communications hereunder shall be in writing and shall be given in the manner prescribed in the Company Stockholder Agreement.

         8.2. Entire Agreement; Amendment; Consents. (a) This Agreement and the Company Stockholder Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof. The Stockholders agree that the terms of this Agreement shall supersede any inconsistent provision contained in the Company Stockholder Agreement.

         (b) No change or modification of this Agreement shall be valid, binding or enforceable unless the same shall be in writing and signed by Stockholders holding 66% of all shares of Common Stock Owned by all Cash Equity Investors; provided, however, that no change or modification to this Agreement which adversely affects the rights of any Stockholder (as compared with its effect on any similarly-situated Stockholder) or the Company shall be valid, binding and enforceable unless the same shall be in writing and signed by such Stockholder or the Company. In the event any party hereto shall cease to own any shares of Equity Securities such party hereto shall cease to be a party to this Agreement and the rights and obligations of such party hereunder shall terminate.

         (c) Whenever in this Agreement the consent or approval of a Stockholder is required, except as expressly provided herein, such consent or approval may be given or withheld in the sole and absolute discretion of each Stockholder.

         (d) Whenever the Company Stockholder Agreement is amended in accordance with its terms, the Stockholders hereto agree to enter into such amendments to this Agreement necessary to effectuate the intent of this Agreement. The Stockholder shall not enter into any such amendment the effect of which adversely effects the rights of any Stockholder hereto without the consent of such Stockholder.

         8.3. Term. This Agreement shall terminate upon the termination of the Company Stockholder Agreement.

         8.4. Obligations Several. The obligations of each Stockholder under this Agreement shall be several with respect to each such Stockholder.

         8.5. Governing Law. This Agreement shall be governed and construed in accordance with the law of the State of Delaware.

         8.6. Jurisdiction. (a) The Company and each of the Stockholders hereby irrevocably consents to the exclusive jurisdiction of the state or federal courts in the State of New York, and all state or federal courts competent to hear appeals therefrom, over any actions which may be commenced against any of them under or in connection with this Agreement. The Company and each Stockholder hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which any of them may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute in the Southern District of New York and New York County. The Company and each Stockholder hereby agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company and each Stockholder hereby consent to process being served by any party to this Agreement in any actions by the transmittal of a copy thereof in accordance with the provisions of Section 8.1.

         8.7. Benefit and Binding Effect; Severability. This Agreement shall be binding upon and shall inure to the benefit of the Company (solely with respect to Sections 3.2, 3.3 and 4), its successors and assigns, and each of the Stockholders and their respective executors, administrators and personal representatives and heirs and permitted assigns. Any person to which shares of Series C Preferred Stock are Transferred in connection with the exercise of remedies by the lender under the Cash Equity Loan Documents, and any direct or indirect transferee thereof, shall become a party to this Agreement, be bound hereby and be subject to the rights and benefits of a Stockholder provided herein. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy or any listing requirement applicable to the Common Stock, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto affected by such determination in any material respect shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions hereof are given effect as originally contemplated to the greatest extent possible.

         8.8. Headings. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         8.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties has executed or consent this Agreement to be executed by its duly authorized officers as of the date first written above.

                                        TRITEL, INC.

                                        By:
                                           Name:
                                           Title:

                                        CASH EQUITY INVESTORS:

                                        TORONTO DOMINION INVESTMENTS,
                                        INC.

                                        By:
                                           Name:  Martha L. Gariepy
                                           Title: Vice President

                                        ENTERGY WIRELESS CORPORATION

                                        By:
                                           Name:  Gary Fuqua
                                           Title: President and Chief Executive
                                                    Officer

                                        GENERAL ELECTRIC CAPITAL CORPORATION

                                        By:
                                           Name:  Molly Fergusson
                                           Title: Managing Director

                                     WASHINGTON NATIONAL INSURANCE
                                     COMPANY

                                     By:
                                        Name:
                                        Title:

                                     UNITED PRESIDENTIAL LIFE INSURANCE COMPANY

                                     By:
                                        Name:
                                        Title:

                                     DRESDNER KLEINWORT BENSON PRIVATE EQUITY
                                     PARTNERS LP

                                       BY: DRESDNER KLEINWORT BENSON PRIVATE
                                           EQUITY MANAGERS LLC, AS ITS
                                           GENERAL PARTNER

                                          By:
                                             Name:  Alexander P. Coleman
                                             Title: Authorized Signatory

                                     TRIUNE PCS, LLC, A DELAWARE LIMITED
                                       LIABILITY COMPANY

                                       BY: OAK TREE, LLC, A DELAWARE LIMITED
                                           LIABILITY COMPANY
                                       TITLE: MANAGER

                                       BY: TRIUNE INC., A DELAWARE CORPORATION
                                                          TITLE: MANAGER

                                         By:
                                            Name:  Kevin Shepherd
                                            Title: President

                                      FCA VENTURE PARTNERS II, L.P.

                                      BY: CLAYTON-DC VENTURE CAPITAL GROUP, LLC,
                                          ITS GENERAL PARTNER

                                      By:
                                         Name:  D. Robert Crants
                                         Title: Manager

                                      CLAYTON ASSOCIATES LLC

                                      By:
                                         Name:  Bill F. Cook
                                         Title: President

                                      THE MANUFACTURERS' LIFE INSURANCE
                                        COMPANY (U.S.A.)

                                      By:
                                         Name:
                                         Title:

                                      TRILLIUM PCS, LLC

                                      By:
                                         Name:
                                         Title:

                                      AIRWAVE COMMUNICATIONS, LLC (F/K/A
                                      MERCURY PCS, LLC)

                                      By: MSM, Inc., its Manager

                                        By:
                                           Name:  E.B. Martin, Jr.
                                           Title: Vice President

                                      DIGITAL PCS, LLC (F/K/A MERCURY
                                      PCS II, LLC)

                                      By: MSM, Inc., its Manager

                                        By:
                                           Name:  E.B. Martin, Jr.
                                           Title: Vice President

                                          With respect to Section 4 only:

                                          AT&T WIRELESS PCS, INC.

                                          By:
                                             Name:
                                             Title:

                                                                      SCHEDULE I

                              CASH EQUITY INVESTORS

WASHINGTON NATIONAL INSURANCE COMPANY
UNITED PRESIDENTIAL LIFE INSURANCE COMPANY
11825 North Pennsylvania Street
Carmel, IN 46032-4911
Attention:  John J. Sabl
Facsimile:  317-817-6327

TRILLIUM PCS, LLC
AIRWAVE COMMUNICATIONS, LLC
DIGITAL PCS, LLC
1410 Livingston Lane
Jackson, MS 39213-8003
Attention: William M. Mounger, II
Facsimile: 601-362-2664

DRESDNER KLEINWORT BENSON PRIVATE EQUITY
  MANAGERS LLC
75 Wall Street, 24th Floor
New York, NY 10005-2889
Attention: Alexander P. Coleman
Facsimile: 212-429-3139

ENTERGY WIRELESS CORPORATION
Three Financial Centre
900 South Shackelford, Suite 210
Little Rock, AR 72211
Attention: Stephen T. Refsell
Facsimile: 501-954-5003

TRIUNE PCS, LLC
4770 Baseline Road, Suite 380
Boulder, CO 80303
Attention: Kevin Shepherd
Facsimile: 303-499-6255

TORONTO DOMINION INVESTMENTS, INC.
31 W. 52nd Street
New York, NY 10019
Attention: Steve Reinstadtler
Facsimile: 212-974-8429

With copy to:
TORONTO DOMINION INVESTMENTS, INC.
909 Fannin, Suite 1700
Houston, TX 77010
Attention: Martha Gariepy
Facsimile: 713-652-2647

GE CAPITAL SERVICES STRUCTURED FINANCE GROUP
120 Long Ridge Road, 3rd Floor
Stamford, CT 06927-4000
Attention: Mark De Cruccio
Facsimile: 203-357-6868

FCA VENTURE PARTNERS II, LP
CLAYTON ASSOCIATES, LLC
10 Burton Hills Blvd., Suite 120
Nashville, TN 37215
Attention: Joel Goldberg
Facsimile: 615-263-0234

THE MANUFACTURERS' LIFE INSURANCE COMPANY (U.S.A.)
73 Tremont Street, Suite 1300
Boston, MA 02108-3915
Attention: David Alpert
Facsimile: 617-854-4340

                                                                    SCHEDULE II

                                 STOCK OWNERSHIP

                            [SEE ATTACHED CAP TABLE]

                                                                    SCHEDULE III

                            INITIAL DIRECTOR NOMINEES

                                 [SEE ATTACHED]